INDEPENDENT AUDITORS' CONSENT

The Board of Directors
Diagnostic/Retrieval Systems, Inc.:

     We consent to the incorporation by reference in the registration statements (No. 2-87303, No. 2-99986, No. 33-33125, No. 2-97784 and No. 33-42886) on Form
S-8 and Form S-3 of Diagnostic/Retrieval Systems, Inc. of our reports dated May 18, 1995, relating to the consolidated balance sheets of Diagnostic/Retrieval Systems, Inc. and subsidiaries as of March 31, 1995 and 1994, and the related consolidated statements of earnings, stockholders' equity, and cash flows and related schedule for each of the years in the three-year period ended March 31, 1995, which reports appear or are incorporated by reference in the March 31, 1995 Annual Report on Form 10-K of Diagnostic/Retrieval Systems, Inc.

                                            /s/ KPMG Peat Marwick LLP
                                            KPMG Peat Marwick LLP

Short Hills, New Jersey
June 28, 1995